EXHIBIT 2

                    SUBSIDIARIES HOLDING THE SECURITIES BEING
                    REPORTED ON BY THE PARENT HOLDING COMPANY

509645 N.B. Inc. 100% of the outstanding shares of 509645 N.B. Inc. are held directly by Argus Corporation Limited ("Argus"), a direct subsidiary of Ravelston.

509646 N.B. Inc. 70.93% of the non-voting common stock of 509646 N.B. Inc. is held directly by 509643 N.B. Inc. 100% of the outstanding shares of 509643 N.B. Inc. are held directly by Argus. 29.07% of the non-voting common stock of 509646 N.B. Inc. is held directly by Ravelston. 100% of the voting common stock of 509646 N.B. Inc. is held directly by Argus.

509647 N.B. Inc. 100% of the outstanding common stock of 509647 N.B. Inc. is held directly by 509644 N.B. Inc. 100% of the outstanding preference stock of 509647 N.B. Inc. is held directly by Argus. 100% of the outstanding shares of 509644 N.B. Inc. are held directly by 509643 N.B. Inc. 100% of the outstanding shares of 509643 N.B. Inc are held directly by Argus.







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